EXHIBIT 99.1
For Immediate Release

Hasbro Announces Location Change for its 2020 Annual Meeting of Shareholders

Pawtucket, RI (April 13, 2020) -- Hasbro, Inc. (NASDAQ: HAS) announced today a change in the location of its 2020 Annual Meeting of Shareholders (the "Annual Meeting"). As previously described in the Company’s proxy materials for the Annual Meeting, due to the public health concerns regarding the coronavirus or COVID-19, the Company has decided to hold the Annual Meeting solely by remote communication, in a virtual only format. No shareholders or guests will be able to attend the Annual Meeting in person. The previously announced date and time of the meeting (May 14, 2020 at 11:00 a.m., Eastern Daylight Time) will not change.

Shareholders of record of the Company’s common stock as of the close of business on the record date, March 18, 2020, are entitled to participate in the Annual Meeting and may attend the Annual Meeting online at www.meetingcenter.io/227440037. The password for the Annual Meeting is HAS2020. Shareholders will need the control number found on their Notice of Internet Availability, proxy card or voting instruction form. Guests or other persons who were not shareholders of record as of March 18, 2020 may view a webcast of the meeting by visiting www.meetingcenter.io/227440037, following the prompts and registering as a guest.

About Hasbro

Hasbro (NASDAQ: HAS) is a global play and entertainment company committed to Creating the World's Best Play and Entertainment Experiences. From toys, games and consumer products to television, movies, digital gaming, live action, music, and virtual reality experiences, Hasbro connects to global audiences by bringing to life great innovations, stories and brands across established and inventive platforms. Hasbro’s iconic brands include NERF, MAGIC: THE GATHERING, MY LITTLE PONY, TRANSFORMERS, PLAY-DOH, MONOPOLY, BABY ALIVE, POWER RANGERS, PEPPA PIG and PJ MASKS, as well as premier partner brands. Through its global entertainment studio eOne, Hasbro is building its brands globally through great storytelling and content on all screens. Hasbro is committed to making the world a better place for children and their families through corporate social responsibility and philanthropy. Hasbro ranked No. 13 on the 2019 100 Best Corporate Citizens list by CR Magazine and has been named one of the World’s Most Ethical Companies® by Ethisphere Institute for the past nine years. We routinely share important business and brand updates on our Investor Relations website, Newsroom and social channels (@Hasbro on Twitter and Instagram.)

© 2020 Hasbro, Inc. All Rights Reserved.
HAS-IR
Investor Contact: Debbie Hancock | Hasbro, Inc. | (401) 727-5401 | debbie.hancock@hasbro.com

Press Contact: Julie Duffy | Hasbro, Inc. | (401) 727-5931 | julie.duffy@hasbro.com
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